Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Incentive Award Plan of Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC of our reports dated February 21, 2025, with respect to the consolidated financial statements of Sunstone Hotel Investors, Inc. and the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

May 6, 2025